Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

Our File No.	26940-0001 / D/JLM/711009.1

May 3, 2005

True Religion Apparel, Inc.

1525 Rio Vista Avenue

Los Angeles, CA 90023

Dear Sirs:

Re: Common Stock of True Religion Apparel, Inc. Registered on Form SB-2

                         We have acted as counsel to True Religion Apparel, Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") pertaining to the registration under the Securities Act of 1933, as amended, of up to 1,000,000 shares of the Company’s common stock for resale by the selling stockholders named in the Registration Statement and below. As more particularly described in the Registration Statement, filed on May 3, 2005, the Company is registering for resale:

(a)	up to 329,000 shares of its common stock held by JLF Partners I, LP which were sold to JLF Partners I, LP by Jeffrey Lubell, our President and Chief Executive Officer, on December 14, 2004;
(b)	up to 26,000 shares of its common stock held by JLF Partners II, LP which were sold to JLF Partners II, LP by Jeffrey Lubell, our President and Chief Executive Officer, on December 14, 2004;
(c)	up to 527,000 shares of its common stock held by JLF Offshore Fund, Ltd. which were sold JLF Offshore Fund, Ltd. by Jeffrey Lubell, our President and Chief Executive Officer, on December 14, 2004; and
(d)

up to 118,000 shares of its common stock held by Guggenheim Portfolio Co. XXVIII which were sold to Guggenheim Portfolio Co. XXVIII by Jeffrey Lubell, our President and Chief Executive Officer, on December 14, 2004.

                         We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i)                the 329,000 shares of the Company’s common stock sold to JLF Partners I, LP by Jeffrey Lubell were duly and validly authorized and issued, and are fully paid and non-assessable;

(ii)               the 26,000 shares of the Company’s common stock sold to JLF Partners II, LP by Jeffrey Lubell were duly and validly authorized and issued, and are fully paid and non-assessable;

(iii)              the 527,000 shares of the Company’s common stock sold to JLF Offshore Fund, Ltd. by Jeffrey Lubell were duly and validly authorized and issued, and are fully paid and non-assessable; and

(iv)              the 118,000 shares of the Company’s common stock sold to Guggenheim Portfolio Co. XXVIII by Jeffrey Lubell were duly and validly authorized and issued, and are fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

Per: /s/ Clark Wilson LLP

D/JLM/711009.1